SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

NABI BIOPHARMACEUTICALS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

12276 Wilkins Avenue

Rockville, Maryland 20852

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2009

The annual meeting of stockholders (the “Annual Meeting”) of Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), will be held at 10:00 a.m. on Friday, May 22, 2009, at The Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland, for the following purposes:

1.	To elect a Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2009; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on April 15, 2009 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote by submitting a proxy as soon as possible. Stockholders entitled to vote at the Annual Meeting may submit a proxy by mail, telephone, or the Internet, as provided by the enclosed proxy card.

By Order of the Board of Directors,

Constantine Alexander
Secretary

April 22, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2009. THE PROXY STATEMENT, ANNUAL REPORT TO SHAREHOLDERS AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 27, 2008 ARE AVAILABLE AT HTTP://PHX-CORPORATE-IR.NET/PHOENIX.ZHTML?C=100445&P=PROXY.

12276 Wilkins Avenue

Rockville, Maryland 20852

PROXY STATEMENT

This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), from holders of the Company’s common stock, par value $.10 per share (the “Common Stock”), for the Company’s annual meeting of stockholders (the “Annual Meeting”) to be held at 10:00 a.m. on Friday, May 22, 2009, at The Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland.

The Company’s principal executive offices are located at 12276 Wilkins Avenue, Rockville, Maryland 20852. The Company first mailed this proxy statement to stockholders on or about April 22, 2009.

VOTING AT THE ANNUAL MEETING

Stockholders of record at the close of business on April 15, 2009 are entitled to notice of and to vote at the Annual Meeting. As of April 15, 2009, 51,476,214 shares of Common Stock were outstanding.

A quorum of stockholders is necessary to take action at the Annual Meeting. The holders of issued and outstanding shares of Common Stock that represent a majority of the votes entitled to be cast at the Annual Meeting, present in person or represented by proxy, will constitute a quorum. Directions to withhold authority, abstentions, and broker non-votes, if any, will be counted for purposes of determining the existence of a quorum at the Annual Meeting. Broker non-votes occur when a broker or other nominee that holds shares for a beneficial owner does not vote on a proposal because the broker or other nominee does not have discretionary authority to vote on the proposal and has not received voting instructions from the beneficial owner.

Stockholders are entitled to one vote per share on all matters that properly come before the Annual Meeting. Stockholders of record may vote by signing, dating, and mailing the enclosed proxy card; by calling the toll-free number listed on the enclosed proxy card; or by accessing the Internet website listed on the enclosed proxy card. If your shares are held in the name of a bank or broker, then you may vote by following the instructions that you receive from your bank or broker. Voting by proxy will not limit your right to attend the Annual Meeting and vote in person. If your shares are held in the name of a bank or broker, however, you must obtain a legal proxy from the bank or broker to attend the Annual Meeting and vote in person.

Each proxy that is properly received before the Annual Meeting will be exercised in accordance with the specified voting instructions. If no voting instructions are specified, then the shares represented by the proxy will be voted (i) for the election of the director nominees named in this proxy statement and (ii) for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2009. You may revoke your proxy before it is exercised by submitting another proxy with a subsequent date, by delivering a written notice of revocation to the Secretary of the Company, in care of Greg Fries, Investor Relations, Nabi Biopharmaceuticals, 12276 Wilkins Avenue, Rockville, Maryland 20852, or by attending the Annual Meeting and voting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s by-laws provide that it shall have one or more directors, the number of directors to be determined from time to time by vote of a majority of directors then in office. Pursuant to the Company’s by-laws, the size of the Board currently is fixed at ten directors, but has been reduced to nine effective at the Annual Meeting. Leslie Hudson, Ph.D., who has been a director since 2005, is not seeking reelection as a director. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the number of nominees named in this proxy statement. All of the nominees named in this proxy statement are currently serving as directors of the Company.

Vote Required

A plurality of votes cast will be required to elect each director nominee. Directions to withhold authority and broker non-votes will have no effect on the election of directors. Your proxy will confer discretionary authority to vote on the election of any person to serve as a director if a nominee named in this proxy statement is unable to serve or for good cause will not serve. The Board of Directors has no reason to believe that any director nominee will be unable or unwilling to serve, if elected.

Director Nominees

Each of the following directors has been nominated for election at the Annual Meeting.

Jason M. Aryeh, age 40, has been a director of the Company since 2006. He is the founder and general partner of JALAA Equities, LP, a private hedge fund formed in 1996 with a focus on biotechnology and specialty pharmaceutical companies. Mr. Aryeh also serves on the board of directors of Ligand Pharmaceuticals.

David L. Castaldi, age 69, has been a director of the Company since 1994. Since 1994 he has been an independent consultant to the life science industry. Mr. Castaldi founded Cadent Medical Corp., a medical device company that was sold to Cardiac Science, Inc. While at Cadent, Mr. Castaldi served as Chairman of the Board from 1996 to 2001 and as Chief Executive Officer from 1998 to 1999. Previously, Mr. Castaldi was founder and Chief Executive Officer of BioSurface Technology, Inc., a Nasdaq-listed biotechnology company sold to Genzyme Corporation, and President of the worldwide protein-based pharmaceuticals division of Baxter International. He is a graduate of the University of Notre Dame and Harvard Business School. Mr. Castaldi serves on the boards of directors of four privately-held biopharmaceutical and medical device companies.

Geoffrey F. Cox, Ph.D., age 65, has been a director of the Company since 2000 and has served as non-executive Chairman of the Board of Directors of the Company since February 2007. He has been Chairman, President and Chief Executive Officer of GTC Biotherapeutics, Inc., a biopharmaceutical company, since 2001. From 1997 to 2001, he was Chairman of the Board and Chief Executive Officer of Aronex Pharmaceuticals, Inc., a biotechnology company. From 1984 to 1997, he was employed by Genzyme Corporation, a biotechnology company, last serving as its Executive Vice President, Operations. Dr. Cox also serves on the board of directors of GTC Biotherapeutics, Inc. and on the board of directors of the Biotechnology Industry Organization and the Massachusetts Biotechnology Council.

Peter B. Davis, age 62, has been a director of the Company since 2006. He is currently an independent consultant. He served as Vice President Finance and Chief Financial Officer of XOMA Ltd., a biotechnology company, from 1994 to his retirement in June 2005. From 1991 to 1994 he served as Vice President Financial Operations for the Ares Serono Group, a global pharmaceutical company. From 1988 to 1991, he was Vice President, Chief Financial Officer of Akzo America Inc., a subsidiary of a diversified Dutch chemical company. From 1985 to 1988, he was Controller-International Division of Stauffer Chemical Corporation, and from 1972 to 1985, he was employed by PepsiCo Inc., last serving as Division Finance Director of Pepsi-Cola International.

Raafat Fahim, Ph.D., age 55, President, Chief Executive Officer and a director of the Company since January 2008 and acting Chief Financial Officer of the Company since May 2008. From July 2007 to January 2008, Dr. Fahim served as Senior Vice President, Research, Technical and Production Operations of the Company and Chief Operating Officer and General Manager of the Biologics Strategic Business Unit. From March 2003 to July 2007, Dr. Fahim served as Senior Vice President, Research, Technical and Production Operations of the Company. From 2002 to 2003, Dr. Fahim was an independent consultant, working with Aventis Pasteur and other companies worldwide on projects that included manufacturing, process improvement, quality operations and regulatory issues. From 2001 to 2002, he served as President and Chief Operating Officer of Lorus Therapeutics, Inc., a biopharmaceutical company. From 1987 to 2001, Dr. Fahim was employed by Aventis Pasteur where he was instrumental in developing several vaccines from early research to marketed products. During his employment with Aventis Pasteur, Dr. Fahim held the positions of Vice President, Industrial Operations, Vice President, Development, Quality Operations and Manufacturing, Director of Product Development, and head of bacterial vaccines research/research scientist.

Richard A. Harvey, Jr., age 59, has been a director of the Company since 1992. He has been President of Stonebridge Associates, LLC, an investment banking firm, since 1996.

Linda Jenckes, age 61, has been a director of the Company since 1997. She has been President of Linda Jenckes & Associates, a government relations consulting firm that she founded, since 1995. Prior to that time she was Senior Vice President of the Health Insurance Association of America and also served as Principal Deputy Assistant Secretary for Legislation at the U.S. Department of Health and Human Services. Ms. Jenckes also serves on the boards of directors of the National Multiple Sclerosis Society and the National Polycystic Kidney Disease Research Foundation.

Timothy P. Lynch, age 39, has been a director of the Company since 2006. He has been Managing Member of Stonepine Capital LP, a life science focused investment fund since July 2008. From October 2005 to June 2008, Mr. Lynch was President and Chief Executive Officer of NeuroStat Pharmaceuticals, Inc., a start-up specialty pharmaceuticals company. From June 2005 to September 2005, Mr. Lynch was President and Chief Executive Officer of Vivo Therapeutics, Inc., a venture-backed specialty pharmaceuticals start-up. From October 2002 to June 2005, Mr. Lynch served as Chief Financial Officer of Tercica, Inc., a biopharmaceutical company. From 1999 to June 2002, Mr. Lynch served as Chief Financial Officer of InterMune, Inc., a biopharmaceutical company. He was involved with the initial public offerings of both biopharmaceutical companies. Previously, Mr. Lynch served as Director of Strategic Planning and as a pharmaceutical sales representative at Elan Corporation, PLC, a pharmaceutical company. He started his career at Goldman, Sachs & Co. and Chase Securities, Inc. Mr. Lynch is a director of Allos Therapeutics, BioForm Medical, Inc. and Insite Vision. Mr. Lynch received his B.A. in economics from Colgate University and his M.B.A. from the Harvard Graduate School of Business.

Stephen G. Sudovar, age 62, has been a director of the Company since 2002. He currently serves as President and Chief Executive Officer of SGS Associates, a management consulting firm. From 1999 to 2005, Mr. Sudovar served as President and Chief Executive Officer of EluSys Therapeutics, Inc., a biotechnology company. From 1988 to August 1999, he was employed by Roche Laboratories, a division of F. Hoffmann-La Roche Ltd, a global healthcare company, last serving as its President. Mr. Sudovar also serves on the board of directors of Aastrom Biosciences, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.

Retiring Director

Leslie Hudson, Ph.D., who has been a director of the Company since August 2005, is not seeking reelection as a director at the Annual Meeting. Dr. Hudson also served as the interim President and Chief Executive Officer of the Company from February 2007 to January 2008. Dr. Hudson currently is President, Chief Executive Officer and a director of Avi BioPharma, Inc., a biopharmaceutical company, positions he has held since February 2008. Dr. Hudson served as Chief Executive Officer and President of DOV Pharmaceutical, Inc., a biopharmaceutical company, from June 2005 to July 2006 and served as Vice Provost for Strategic Initiatives at the University of Pennsylvania from 2003 to June 2005. From 1995 to 2003 he served in several positions at Pharmacia Corp., a pharmaceutical company, including senior vice president of research and exploratory development, senior vice president of emerging technology and commercial development and general manager and group vice president of ophthalmology. From 1988 to 1994, he worked at GlaxoWellcome (now GlaxoSmithKline plc), a pharmaceutical company, in several senior research positions including head of cancer, metabolic and hyperproliferative disease and vice president for discovery research, in which he headed the company’s genomics program.

The Company thanks Dr. Hudson for his years of service to the Company.

CORPORATE GOVERNANCE

Board of Directors

The Board has determined that Messrs. Aryeh, Castaldi, Davis, Harvey, Lynch and Sudovar, Drs. Cox and Hudson, and Ms. Jenckes are independent directors, as defined under the Nasdaq Marketplace Rules. Furthermore, all of the Audit Committee members are independent, as independence for audit committee members is defined under the Nasdaq Marketplace Rules; all of the Compensation Committee members are independent, as independence for compensation committee members is defined under the Nasdaq Marketplace Rules; and all of the Nominating and Governance Committee members are independent, as independence for nominating committee members is defined under the Nasdaq Marketplace Rules. Dr. Cox serves as non-executive Chairman of the Board. There are no family relationships among any of the directors or executive officers of the Company.

The Board of Directors met 10 times in fiscal year 2008. During fiscal year 2008, each incumbent director of the Company attended at least 75% of the aggregate of (i) all meetings of the Board of Directors held during the period for which he or she has been a director and (ii) all meetings of all committees of the Board on which he served that were held during the periods that he or she served as a member of such committees.

Standing Committees of the Board

The Board of Directors of the Company has formed four standing committees, which are discussed below.

1.	The Audit Committee currently consists of Messrs. Castaldi (Chairman), Davis and Lynch, and its function is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the amended charter is available on the Company’s website at http://www.nabi.com. All of the Audit Committee members are able to read and understand fundamental financial statements. The Board of Directors has determined that each of Messrs. Castaldi, Davis and Lynch is an audit committee financial expert, as defined under the federal securities laws. The Audit Committee met seven times in fiscal year 2008.

2.	The Compensation Committee currently consists of Mr. Harvey (Chairman), Ms. Jenckes and Mr. Sudovar and its function is to assist the Board of Directors in determining and overseeing the compensation practices and policies of the Company, in particular with respect to the compensation of executive officers. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the charter is available on the Company’s website at http://www.nabi.com. The Compensation Committee met six times in fiscal year 2008.

3.	The Nominating and Governance Committee currently consists of Messrs. Aryeh and Harvey, Ms. Jenckes and Mr. Sudovar (Chairman), and its function is to focus on issues involving the composition and operation of the Board of Directors and its committees, and the development of good corporate governance practices. The Board of Directors has adopted a written charter for the Nominating and Governance Committee. A copy of the charter is available on the Company’s website at http://www.nabi.com. The Nominating and Governance Committee met four times in fiscal year 2008.

4.	The Strategic Action Committee currently consists of Messrs. Aryeh, Castaldi, Davis, Harvey and Lynch (Chairman). Its function is principally to explore and consider for recommendation to the Board strategic alternatives for the Company. The Board of Directors has adopted a written charter for the Strategic Action Committee. The Strategic Action Committee met five times in fiscal year 2008.

Director Nomination Process

The Nominating and Governance Committee reviews and makes recommendations to the Board of Directors regarding the appropriate qualifications, skills and experience expected of individual Board members and of the Board of Directors as a whole with the objective of having a Board of Directors with sound judgment and diverse backgrounds and experience to represent stockholder interests.

The Nominating and Governance Committee believes that nominees for election to the Board of Directors should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which the Company conducts its business, audit and financial expertise, clinical experience, operational experience, or a scientific or medical background. The Committee does not believe that nominees for election to the Board of Directors should be selected through mechanical application of specified criteria. Rather, the Committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to the Board of Directors whose backgrounds, integrity, and personal characteristics indicate that they will make a positive contribution to the Board of Directors.

The Nominating and Governance Committee intends to identify candidates for election to the Board of Directors through the personal knowledge and experience of the members of the Committee, third-party recommendations, and, for so long as the Committee believes it appropriate, a search firm selected by the Committee and compensated by the Company. Candidates will be evaluated based upon their backgrounds and interviews with members of the Board of Directors. The Committee does not plan to evaluate candidates identified by the Committee differently from those recommended by a stockholder or otherwise.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend candidates for election to the Board of Directors must do so in writing. The recommendation should be sent to the Secretary of the Company, in care of Greg Fries, Investor Relations, Nabi Biopharmaceuticals, 12276 Wilkins Avenue, Rockville, Maryland 20852, who will forward the recommendation to the Committee. The recommendation must set forth (i) the name and address as they appear on the Company’s books of the stockholder making the recommendation and the class and number of shares of capital stock of the Company beneficially owned by such stockholder and (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the federal proxy rules. The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the Board and to serving as a director, if elected. Stockholders and their nominees must also comply with all requirements of the Company’s by-laws and Corporate Governance Principles with respect to the nomination and election of persons to the Board of Directors.

Corporate Governance Principles and Majority Vote in Election of Directors Policy

The Board of Directors of the Company has adopted Corporate Governance Principles to guide the operation of the Board of Directors and its standing committees. The Corporate Governance Principles include a majority vote in election of directors policy that provides that any nominee for director who does not receive a majority of the votes cast in an uncontested election for director must tender his or her resignation as a director of the Company promptly following the meeting of stockholders at which the election occurred. The Nominating and Governance Committee will act on an expedited basis to recommend to the Board whether or not it should accept such resignation and will submit such recommendation for prompt consideration by the Board. The

Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept such resignation. An “uncontested election” occurs if no stockholder nominates one or more candidates to compete with the Board’s nominees in a director election in accordance with the Company’s by-laws, or if stockholders have withdrawn all such nominations by the day before the date the Company mails its notice of meeting to stockholders. A “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes to withhold authority in each case and exclude permitted abstentions with respect to that director’s election. A copy of the Corporate Governance Principles is available on the Company’s website at http://www.nabi.com.

Review, Approval or Ratification Transactions with Related Persons

On February 15, 2007, the Board of Directors of the Company amended the charter of the Nominating and Governance Committee of the Board to include a written related party transaction policy. The policy applies to any transaction with a related person that is required to be disclosed in the Company’s SEC filings pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. In general, that rule requires disclosure of any transaction in which the Company is a participant, the aggregate amount involved exceeds $120,000, and any related person has or will have a direct or indirect material interest. A “related person” means any director or executive officer, any nominee for director, any immediate family member of a director or executive officer of the Company or of any nominee for director, or any greater than 5% stockholder of the Company. Related party transactions that are subject to the policy will be referred to the Nominating and Governance Committee for review, approval, ratification or other action. In reviewing related party transactions, the Nominating and Governance Committee of the Board may take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Compensation Committee Interlocks and Insider Participation

The following directors served as members of the Compensation Committee during the Company’s 2008 fiscal year: Ms. Jenckes and Messrs. Harvey and Sudovar. During the Company’s 2008 fiscal year, no member of the Compensation Committee had a relationship that requires disclosure as a Compensation Committee interlock.

Shareholder Communication Policy

Stockholders may send communications to the Board of Directors or individual members of the Board by writing to them, in care of Greg Fries, Manager, Investor Relations, Nabi Biopharmaceuticals, 12276 Wilkins Avenue, Rockville, Maryland 20852, who will forward the communication to the intended director or directors. If a stockholder wishes the communication to be confidential, then the communication should be provided in a form that will maintain confidentiality.

Attendance at Annual Meetings of Stockholders

The Company’s policy is to encourage attendance by all directors at annual meetings of stockholders. All members of the Board who were directors at the time of last year’s annual meeting attended the annual meeting, except for Mr. Aryeh.

Code of Ethical Conduct

The Company has adopted a Code of Ethical Conduct that comprises a code of ethics, as defined under the federal securities laws. The Code of Ethical Conduct applies to all directors, officers, and employees of the Company. The Code of Ethical Conduct is posted on the Company’s website at http://www.nabi.com.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity securities of the Company are authorized for issuance under the 1990 Equity Incentive Plan, the 1998 Non-Qualified Employee Stock Option Plan, the 2007 Omnibus Equity and Incentive Plan, the Stock Plan for Non-Employee Directors, the 2000 Employee Stock Purchase Plan and the Jordan Siegel inducement equity award plan.

The following table provides information with respect to the Company’s equity compensation plans as of December 27, 2008:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	3,639,918	$6.81	8,643,672	(1)
Equity compensation plans not approved by security holders	500,286	$8.68
Total	4,140,204	$7.04	8,643,672

(1)	Includes 456,341 shares available for purchase under the 2000 Employee Stock Purchase Plan, which shares are excluded from column (a).

The 4,140,204 shares of Common Stock that could be obtained under outstanding awards issued under the Company’s equity compensation plans as of December 27, 2008 had a weighted average exercise price of $7.04 and a weighted average term of 3.71 years and excluded 367,448 shares of outstanding unvested restricted stock. As of December 27, 2008, there were 8,187,331 shares remaining to be awarded under the Company’s equity compensation plans other than the 2000 Employee Stock Purchase Plan.

1998 Non-Qualified Employee Stock Option Plan

In 1998, the Board adopted the 1998 Non-Qualified Employee Stock Option Plan (the “1998 Stock Option Plan”), which provided for the award of up to 7,400,000 shares of Common Stock in the form of non-qualified stock options. The 1998 Stock Option Plan has not been approved by the Company’s stockholders. The 1998 Stock Option Plan terminated upon stockholder approval at the 2007 Annual Meeting of the 2007 Omnibus Equity and Incentive Plan, except with respect to then outstanding awards.

Persons who received awards under the 1998 Stock Option Plan that remain outstanding include employees, consultants and advisors of the Company who, in the opinion of the Compensation Committee or Board at the time such awards were made, were in a position to make a significant contribution to the success of the Company and its subsidiaries. Directors and officers of the Company were not eligible to receive awards under the 1998 Stock Option Plan.

Options granted under the 1998 Stock Option Plan generally have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options generally become exercisable in four equal annual installments beginning one year after the date of grant. In the event that an optionee’s employment or service with the Company terminates for any reason other than by death, options that are not then exercisable generally terminate immediately, but options that are exercisable on the date that employment or service terminates generally continue to be exercisable for a period of 90 days or such longer period as the Compensation Committee may determine, but in no event beyond the option expiration date.

In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of the Common Stock are exchanged for securities, cash, or other property of any other business entity or in the event of a liquidation of the Company, then the Compensation Committee may, in its discretion, (i) provide that outstanding options shall be assumed or replaced, (ii) provide that all unexercised options will terminate within a specified period, (iii) provide for a cash payment in exchange for the termination of outstanding options, or (iv) provide that outstanding options shall become exercisable in full immediately prior to such event.

As of December 27, 2008, 460,286 shares were subject to outstanding options granted under the 1998 Stock Option Plan, and no shares were available for future grants under the 1998 Stock Option Plan.

As permitted under the Nasdaq Marketplace Rules, as an inducement to Jordan Siegel to join the Company in 2006 as its Senior Vice President, Finance, Chief Financial Officer and Treasurer, the Company awarded Mr. Siegel an option to purchase 40,000 shares of Common Stock and 60,000 shares of restricted stock outside the stockholder approved 2007 Omnibus Equity and Incentive Plan. The option and restricted stock were not granted under, but under their terms were nevertheless subject to, the terms and conditions of the 2007 Omnibus Equity and Incentive Plan. As of December 27, 2008, the option to purchase 40,000 shares of Common Stock and all 60,000 shares of restricted stock and had vested. The option has since expired.

2007 Omnibus Equity and Incentive Plan

The Board has adopted the 2007 Omnibus Equity and Incentive Plan (the “2007 Omnibus Plan”), which as of December 27, 2008 provided for the award of up to 9,842,771 shares of Common Stock in the form of non-qualified stock options, restricted stock and other equity and incentive awards. The 2007 Omnibus Plan amends and restates the Company’s 2000 Equity Incentive Stock Plan. The 2007 Omnibus Plan also supersedes and replaces the 1998 Stock Option Plan and the Company’s 2004 Stock Plan for Non-Employee Directors (the “2004 Directors Plan”) for future awards to the Company’s employees, consultants and directors. Both the 1998 Stock Option Plan and the 2004 Directors Plan remain in effect with respect to currently outstanding awards. The number of shares available for award under the 2007 Omnibus Plan is automatically increased by any shares subject to awards that expire, terminate or are forfeited to the Company under the 1998 Stock Option Plan and the 2004 Directors Plan and any shares that are not issued under the 1998 Stock Option Plan and the 2004 Directors Plan.

The number of shares to be issued upon exercise of outstanding options and available for future grants under the 2007 Omnibus Plan is subject to adjustment in the event of a stock dividend, stock split or combination of shares, recapitalization, or other change in the Company’s capital stock.

Persons eligible to receive awards under the 2007 Omnibus Plan include all employees, consultants, and directors of the Company who, in the opinion of the Board, are in a position to make a significant contribution to the success of the Company and its subsidiaries.

The exercise price of options granted under the 2007 Omnibus Plan may not be less than 100% of the fair market value of the Common Stock on the date of the award. The exercise date of options granted under the 2007 Omnibus Plan is at the discretion of the Compensation Committee and the Compensation Committee may at any time accelerate the exercisability of all or any portion of any option. The expiration date of options granted under the 2007 Omnibus Plan may not be more than ten years after the date of grant.

In the event that an optionee’s employment or service with the Company terminates for any reason including death, disability, retirement, or other termination, the Compensation Committee, in its sole discretion, may determine the extent to which, and the period during which, options granted may be exercised, but in no event shall the options be exercisable beyond the option expiration date.

In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of the Common Stock are exchanged for securities, cash, or other property of any other business entity or in the event of a liquidation of the Company, then the Compensation Committee may, in its discretion, (i) provide for the acceleration of any time period relating to the exercise or realization of an award, (ii) provide for the purchase of an award upon the participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of an award had the award been currently exercisable or payable, (iii) adjust the terms of an award in a manner determined by the Compensation Committee, (iv) cause an award to be assumed, or new rights to be substituted for the award, by another entity, or (v) make such other provision as the Compensation Committee may consider equitable and in the best interests of the Company.

As of December 27, 2008, 1,655,440 shares were subject to outstanding options granted under the 2007 Omnibus Plan, and 8,187,331 shares were available for future grants under the 2007 Omnibus Plan.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to describe the Company’s compensation program provided to the executive officers named in the Summary Compensation Table (the “Named Executive Officers”) for fiscal year 2008.

During fiscal year 2008, the Compensation Committee dealt with significant changes within the Company, many of which related to the Company’s strategic alternatives process and the December 4, 2007 sale of its Biologics Strategic Business Unit and Boca Raton, Florida headquarters and other facilities to Biotest Pharmaceuticals Corporation (“Biotest”), and the relocation of the Company’s headquarters to Rockville, Maryland. On January 22, 2008, Dr. Fahim was appointed as President and Chief Executive Officer and a director of the Company. Previously, Dr. Fahim was Senior Vice President, Research, Technical and Production Operations of the Company and Chief Operating Officer and General Manager of the Biologics Strategic Business Unit. Dr. Fahim succeeded Dr. Hudson, who resigned on January 22, 2008, as interim President and Chief Executive Officer. Dr. Hudson, who was a member of the Company’s Board of Directors before serving as interim President and Chief Executive Officer for 11 months, continues to serve as a director. On March 21, 2008, Jordan Siegel, the Company’s Senior Vice President, Finance, Chief Financial Officer and Treasurer, resigned to serve as Chief Financial Officer of Biotest. Commencing after the Biotest sale and prior to his resignation from Nabi, Mr. Siegel provided financial, administrative and other services to Biotest as well as to Nabi, with Nabi’s concurrence. Prior to his resignation in 2008, Mr. Siegel did not receive an annual salary review or participate in Nabi’s 2008 VIP Management Incentive Plan or annual equity award grants. On May 7, 2008, Dr. Fahim was appointed acting Chief Financial Officer of the Company.

During fiscal year 2008, the Company’s executive compensation program consisted of the following forms of compensation:

•	base salary;

•	cash bonuses, including annual, special inducement and incentive bonuses for our Chief Executive Officers, and retention award vesting;

•	equity compensation;

•	benefits and perquisites; and

•	change of control and severance agreements.

Compensation Objectives and Philosophy

The Company’s general executive compensation program was designed with three main objectives in mind. First, the program should allow the Company to attract and retain individuals whose performance will enhance stockholder value. Second, the program should develop a strong link between compensation and the achievement of organizational and individual performance goals. Third, the program should provide total compensation opportunities that exceed the median for comparable companies when the Company achieves above-median performance and below the median for comparable companies when there is below-median performance.

The Company’s executive compensation program was developed by the Compensation Committee with the assistance of outside consultants and the Company’s human resources department. The Compensation Committee approves all compensation and benefit arrangements for executive officers, including the Named Executive Officers. In determining these arrangements, the Compensation Committee considers recommendations made by the Chief Executive Officer and other members of management, as well as recommendations made by the Compensation Committee’s outside executive compensation consultant. The Compensation Committee, however, retains final authority to accept or reject these recommendations. The Compensation Committee also administers the Company’s equity incentive plans, and makes recommendations to the Board regarding outside director compensation and the Company’s overall compensation practices and programs, including retirement plans and material benefit, change of control and severance plans.

For fiscal year 2008, the Compensation Committee relied upon the advice and information provided by Frederic W. Cook & Co., Inc. (“FWC”), an independent executive compensation consulting firm, retained to provide general advice and guidance to the Compensation Committee on compensation-related issues.

The Compensation Committee uses a comparator group of biotechnology companies and other relevant compensation survey data, including the Radford Biotechnology Survey, to determine appropriate levels of compensation provided to the Company’s Named Executive Officers. In 2008, FWC performed a study of executive compensation provided by 14 public companies recommended by FWC as comparable to the Company. The companies in the peer group all fall within the Company’s Global Industry Classification Standard industry code. The factors used by FWC for selection of the peer group included market capitalization, number of employees, and business focus. The peer group consisted of the following companies:

Arqule Inc.	Lexicon Genetics Inc.
Array Biopharma Inc.	Martek Biosciences Corp.
Curagen Corp.	Myriad Genetics Inc.
Dyax Corp.	Neurogen Corp.
Enzo Biochem Inc.	Pharmion Corp.
Exelixis Inc.	Rigel Pharmaceuticals Inc.
Immunogen Inc.	Seattle Genetics Inc.

FWC preformed no services in fiscal year 2008 on behalf of the Company’s management and reported solely to the Compensation Committee.

Base Salary

Overview.    The Compensation Committee typically approves base salaries for the Chief Executive Officer and other executive officers of the Company after a structured annual review. The Chief Executive Officer provides information to the Compensation Committee regarding the performance of the other executive officers. This annual review includes an examination of salary levels from the peer group and from the Radford Biotechnology Survey to determine whether salary levels for the Company’s executive officers are commensurate with the salary levels of executives at these companies with comparable responsibilities. Final base salary decisions generally are made after a review of various criteria such as (i) position of the executive’s salary relative to market data, (ii) corporate performance, and (iii) individual attributes and relative importance to the Company’s future performance. Consistent with its policies, the Compensation Committee set the 2008 base salaries of its executive officers at levels that are below the median base salary levels for comparable positions in the peer group.

2008 Base Salary Determinations.    On January 22, 2008 and in connection with his appointment as the Company’s President and Chief Executive Officer, the annual base salary of Dr. Fahim was established at $455,000 (retroactive to November 29, 2007). Dr. Fahim’s base salary was set at this level based upon market compensation data, the Company’s compensation practices and negotiations with Dr. Fahim. Prior to his appointment as President and Chief Executive Officer, Dr. Fahim was the Company’s Senior Vice President, Research, Technical and Production Operations and Chief Operating Officer and General Manager of the Biologics strategic business unit and his base salary was established as $350,000.

The annual base salary of Dr. Hudson in connection with his service as the Company’s interim President and Chief Executive Officer from February 15, 2007 to January 22, 2008 was established in February 2007 at $40,000 per month ($480,000 on an annual basis) based upon market compensation data, the Company’s compensation practices, the special requirements of an interim position, and negotiations with Dr. Hudson.

On April 1, 2008 and in connection with his appointment as the Company’s Senior Vice President Clinical, Medical and Regulatory Affairs, the annual base salary of Paul Kessler, M.D. was established at $290,000. Dr. Kessler’s base salary was set at this level based upon market compensation data, the Company’s compensation practices and negotiations with Dr. Kessler.

Cash Incentive Compensation

Overview.    The Company’s compensation policy is to typically provide executives with the opportunity to earn an annual cash award based on Company and individual performance under the VIP Management Incentive Plan with the Chief Executive Officer’s award typically based solely on the Company’s performance. The objective of the VIP Management Incentive Plan is to motivate each executive’s performance in order to advance the Company’s defined strategy by aligning measurement and accountability with rewards. The Company provided cash incentive compensation to Dr. Hudson, the Company’s interim President and Chief Executive Officer from February 15, 2007 until January 22, 2008 under separate incentive terms negotiated with Dr. Hudson and contained in his employment agreements with the Company.

2008 VIP Management Incentive Plan Structure and Performance Measures.    The Named Executive Officers, as well as other senior management of the Company, other than Dr. Hudson, were eligible to participate in the VIP Management Incentive Plan during 2008. As provided in their employment agreements with the Company, the total bonus potential for each of Drs. Fahim and Kessler under the Plan was 80% and 55%, respectively, of base salary. Awards under the Plan were determined based on performance as measured by two sets of goals, corporate goals for the Company and individual goals for each individual, except for Dr. Fahim, who as President and Chief Executive Officer is measured only on corporate goals. For Dr. Kessler, 70% of his total bonus potential was determined by the corporate goals and the remaining 30% of his bonus potential was determined by individual goals. Consistent with its policies, the potential 2008 VIP Management Incentive Plan compensation for each of Drs. Fahim and Kessler was above the median bonus levels for comparable positions in the peer group. The bonus potential, the relative weights of the corporate and individual goals, and all other elements of the VIP Management Incentive Plan are subject to change at the discretion of the Compensation Committee, and the Compensation Committee reserves the right to vary individual bonus awards under the Plan in its discretion.

The Compensation Committee established two sets of corporate goals for the 2008 VIP Management Incentive Plan to reflect the Company’s three principal initiatives during 2008:

•

pursuing the Company’s strategic alternatives process to secure a partner to advance development of NicVAX® [Nicotine Conjugate Vaccine], the Company’s lead pipeline product, or an acquirer to acquire this product or the entire company;

•	developing and adding value to the Company’s pipeline products; and

•	managing the company with appropriate financial controls, expenditure levels and staff.

One set of corporate goals would apply if in 2008 the Company entered into a definitive agreement or Board-approved term sheet with a partner or acquirer in connection with a strategic transaction and another set of corporate goals would apply if such an agreement or term sheet was not entered into.

In 2008 the Company did not enter into a definitive agreement or Board-approved term sheet with a partner to advance development of NicVAX or an acquirer to acquire this product or the entire company, therefore, the following seven corporate goals for the 2008 VIP Management Incentive Plan were applicable, each weighted 10% or 20% relating to:

•	the planned phase III trial for NicVAX;

•	the planning and execution of a manufacturing strategy for NicVAX;

•	the completion of phase II schedule optimization trial for NicVAX;

•	the appropriate staffing of certain departments, retention of key employees and finalization of facility lease;

•	the manufacture of clinical lots for PVL and alpha toxin and initiation of toxicology studies;

•	the exercise of appropriate financial controls; and

•	the selection of a suitable partner approved to reduce development costs of Pentastaph [Pentavalent S.aureus Vaccine].

2008 VIP Management Incentive Plan payments.    The Compensation Committee determined that the second set of corporate goals were applicable and that overall 100% of these goals had been achieved. The Compensation Committee also determined that Dr. Kessler had achieved 97% of his individual goals.

Interim President and Chief Executive Officer Cash Incentive Compensation.    Dr. Hudson, the Company’s interim President and Chief Executive Officer prior to the appointment of Dr. Fahim on January 22, 2008 as President and Chief Executive Officer, did not participate in the 2008 VIP Management Incentive Plan, but received bonus and incentive compensation payments under his employment agreements with the Company. Under his employment agreement dated October 15, 2007, Dr. Hudson received a cash bonus of $100,000 upon the execution of the employment agreement. The Company also agreed to pay Dr. Hudson a cash bonus of $50,000 upon the earlier of the end of the six-month term of the agreement, if he was employed by the Company at that time, or upon the appointment of a new Chief Executive Officer of the Company. The Company also agreed to pay Dr. Hudson an incentive compensation of up to $190,000 based upon the achievement of the following performance goals set forth in the employment agreement or the appointment of a new Chief Executive Officer of the Company prior to the end of the six-month term of the second employment agreement:

•

the execution of an asset purchase agreement with respect to, and the successful consummation of, the sale of the Biologics strategic business unit, the Corporate Shared Services assets in Boca Raton, Florida and the headquarters buildings and adjacent land in Boca Raton, Florida;

•	his successful work with the Board to identify a qualified successor as President and Chief Executive Officer;

•	the successful advancement of the NicVAX program as measured by specific milestones;

•	the development and execution of an acceptable plan to enhance revenues and control expenses and the accomplishment of a specific milestone;

•	the development of a business plan approved by the Board of Directors for the future of the Company and its Pharmaceuticals strategic business unit; and

•	the successful negotiation of an agreement, approved by the Board, for the termination of a development and commercialization agreement with a third-party.

The Company paid Dr. Hudson his full $240,000 performance and incentive compensation potential upon the appointment of Dr. Fahim as President and Chief Executive Officer of the Company on January 22, 2008. The Compensation Committee believes that, based on his and the Company’s performance, Dr. Hudson would have earned substantially all, if not all, of his bonus if the Company’s new Chief Executive’s Officer had not been appointed prior to the end of Dr. Hudson’s term.

Equity Incentive Compensation

Overview.    The Chief Executive Officer, other Named Executive Officers and key employees receive long-term equity incentive compensation in the form of stock options and restricted stock. The Compensation Committee believes that equity-based compensation motivates the Company’s executive officers and key employees to have an interest in the long-term success of the Company. As a result, the Company has traditionally made annual equity awards to its executive officers and key employees as well as commencement of employment awards and retention awards.

In January 2008, as an inducement to become the Company’s President and Chief Executive Officer, Dr. Fahim received 50,000 fully-vested shares of Common Stock of the Company and 7,000 shares of restricted stock of the Company that would vest on the first anniversary of his appointment as the Company’s President and Chief Executive Officer.

Annual Awards.    The Compensation Committee considers a number of factors, including competitive data from the peer group, management and FWC’s recommendations, and the number of equity awards already held by each executive when setting annual grant amounts. All awards are granted pursuant to the Company’s 2007 Omnibus Plan. In May 2008, the Company made annual equity awards to Drs. Fahim and Kessler effective on April 1, 2008.

Stock Options and Restricted Stock.    In the last several years, the Company has made annual long-term equity incentive awards in the form of stock options, and restricted stock awards. The Compensation Committee believes that stock options provide executives with incentive to increase long-term stockholder value, because stock options only have value to the recipient when the Company’s share price exceeds the share price on the date of grant. The Compensation Committee’s policy is to grant non-qualified stock options (as opposed to incentive stock options) to obtain a tax benefit for the Company. In 2008, Dr. Fahim received awards of stock options to purchase 145,000 shares of Common Stock of the Company and 45,000 shares of restricted stock of the Company in connection with annual equity awards made to Named Executive Officers. In 2008, Dr. Kessler received awards of stock options to purchase 90,000 shares of Common Stock of the Company and 30,000 shares of restricted stock of the Company in connection with annual equity awards made to Named Executive Officers. Annual option awards made in 2008 to Named Executive Officers had an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and a term of seven years. The annual awards vest in four equal annual amounts commencing April 1, 2009. The Compensation Committee anticipates that most future equity awards will have similar terms.

Commencement of Employment Awards.    As an inducement to Dr. Hudson to continue to serve as the Company’s interim President and Chief Executive Officer for a six-month period beginning on August 16, 2007, the Compensation Committee awarded Dr. Hudson 68,000 shares of restricted stock. Under his second six-month employment agreement, 20,000 of these shares would vest in full upon the earlier of the end of the six-month term of the Agreement, or the appointment of a new Chief Executive Officer of the Company, in each case if Dr. Hudson was employed by the Company at the time. The employment agreement provided that the remaining 48,000 shares would vest upon the achievement of the performance goals applicable to Dr. Hudson’s cash incentive compensation or the appointment of a new Chief Executive Officer of the Company prior to the end of the six-month term of the Employment Agreement. All 68,000 shares of restricted stock vested upon the appointment of Dr. Fahim as President and Chief Executive Officer of the Company on January 22, 2008. The Compensation Committee believes that, based upon his and the Company’s performance, substantially all, if not all, of his restricted stock would have vested if the Company’s new Chief Executive’s Officer had not been appointed prior to the end of Dr. Hudson’s term. All of Dr. Hudson’s equity incentive arrangements were the result of negotiations between Dr. Hudson and the Compensation Committee.

Retention Program

The Company experienced a significant decline in the price of its Common Stock in November 2005 following the negative outcome of the Company’s Phase III clinical trial for StaphVAX® [Staphylococcus aureus Polysacharide Conjugate Vaccine]. Following extensive discussions and upon receiving the advice of FWC, the Compensation Committee adopted a key employee retention program on February 24, 2006. The retention program was intended to help retain the services of key employees, including executive officers, who were critical to the Company’s success during this period of financial difficulty and uncertainty. Under the retention program, the Compensation Committee granted to each key employee identified an award of restricted stock, options to purchase shares of the Company’s Common Stock, and an opportunity to receive a cash bonus on March 1, 2007, subject to continued employment with the Company. The restricted stock and options awarded as part of the retention program to Drs. Fahim and Kessler vested in full on March 1, 2009. The restricted stock and options awarded as part of the retention program to Mr. Siegel vested in full on March 7, 2008 under the terms of an agreement with him to incentivize him to continue to serve as Chief Financial Officer and Chief Accounting Officer of the Company through the filing of the Company’s annual report filed on Form 10-K for fiscal year 2007. The retention awards received by Named Executive Officers under the retention program in 2006 are reflected in the Summary Compensation Table for 2006 (the cash bonuses awarded in 2006 under the retention program were paid on March 1, 2007). Any new retention agreement for any employee is subject to review and approval by the Compensation Committee.

Benefits and Perquisites

The Named Executive Officers are entitled to participate in the Company’s benefit programs which are available to all of the Company’s full-time employees. In addition, the Named Executive Officers received certain benefits and perquisites in fiscal year 2008 not available to the Company’s general employee population. The Compensation Committee will continue to monitor the benefits and perquisites for the Named Executive Officers, including their costs, and believes that these benefits and perquisites help the Company in retaining and maintaining the services of the Named Executive Officers.

In fiscal year 2008, each of Drs. Fahim and Kessler participated in the Company’s Supplemental Executive Retirement Plan, under which the Company contributed $15,000 for Dr. Fahim and $6,190 for Dr. Kessler to a self-directed insurance or annuity-based retirement plan. The only other retirement plan maintained by the Company is a 401(k) plan in which the Named Executive Officers and other employees generally can participate. The Company also generally pays premiums on behalf of the Named Executive Officers for life and disability insurance coverage beyond the coverage provided for all other employees generally and pays associated tax gross-ups attributable to income tax on the increased premiums. In fiscal year 2008, under the terms of his employment agreement with the Company, the Company provided to Dr. Fahim (i) an amount equal to any Maryland state income taxes payable by him with respect to any compensation, benefits or other payments that he receives in connection with his appointment as the Company’s President and Chief Executive Officer, (ii) a per diem fee of $180 to cover certain expenses while he is working at the Company’s facilities in Rockville, Maryland (Dr. Fahim is not a resident of Maryland), (iii) an automobile allowance of $1,200 per month, (iv) the cost of financial planning services up to $5,000 per year, (v) term life insurance of $500,000 in excess of the term life insurance coverage the Company provides employees generally, (vi) reimbursement for reasonable travel and lodging expenses incurred while traveling to and working at the Company’s facilities in Rockville, Maryland, (vii) reimbursement for up to $20,000 of legal fees reasonably incurred by him in connection with the negotiation of his employment arrangements with the Company, and (viii) such other fringe benefits as are accorded generally to the Company’s other executive officers. The Committee approved many of these benefits, including the Maryland tax reimbursement, to compensate Dr. Fahim for the additional costs and burdens he would bear by working at the Company’s Rockville, Maryland facility, which became the Company’s headquarters following the sale of the Company’s Boca Raton, Florida facilities to Biotest. Dr. Fahim is a Florida resident who previously worked at the Company’s Boca Raton facilities prior to the Biotest sale. Further information on the aggregate cost of providing these and other additional benefits and perquisites can be found in the All Other Compensation column of the Summary Compensation Table.

Special Transaction Bonus, and Change of Control and Severance Payments

Special Transaction Bonus.    The Company has agreed to pay Dr. Fahim a one time cash bonus of $250,000 in the event of the sale or other disposition of all or substantially all of the Company’s assets, the completion of a reorganization, merger or consolidation of the Company, or the execution of an exclusive licensing and partnering arrangement with a partner in the smoking cessation field involving all or substantially all of the Company’s NicVAX rights and assets.

Severance Payments upon a Change of Control.    In fiscal year 2008, the Company entered into agreements with Drs. Fahim and Kessler providing for the payment of severance benefits in the event of a qualifying termination of employment following a change of control of the Company in order to remove any personal financial concerns an executive may have when evaluating a potential transaction, and to allow them to focus on maximizing value for the Company’s stockholders. For purposes of the change of control severance agreements with Dr. Kessler, a change of control also includes the execution of an exclusive out-licensing and partnering arrangement with one or more partners involving all or substantially all of the Corporation’s NicVAX rights and assets. Dr. Kessler is entitled to receive benefits under the agreement if, within 12 months after a change of control, his employment is terminated by the Company without cause or he terminates his employment with the Company for good reason. Dr. Fahim is entitled to receive benefits under the agreement if within six months after a change of control or during a potential change of control period he terminates his employment with the Company for good reason or dies or becomes disabled; during a potential change of control period or within 12 months after a change of control his employment is terminated by the Company without cause; or during the six-month period beginning six months after a change of control he terminates his employment for any reason. Dr. Fahim’s right to terminate his employment for any reason and receive benefits beginning six months after a change of control is consistent with the rights he previously enjoyed under his prior agreement with the Company. Drs. Fahim and Kessler’s benefits under the agreements include a lump sum payment equal to two and one-half times and two times, respectively, the sum of annual base salary and target bonus for the year in which the change of control occurs. Drs. Fahim and Kessler are also entitled to receive the continuation of benefits under the Company’s employee benefit plans (including medical, dental, disability, and life insurance and car allowance programs) for 24 months and 12 months, respectively. In addition, all outstanding equity awards vest upon a change in control of the Company and, in the case of options, remain exercisable for 12 months. The Company has agreed to pay up to $20,000 for executive outplacement services for the benefit of Dr. Fahim and up to $18,000 for executive outplacement services for the benefit of Dr. Kessler and make gross-up payments on behalf of Drs. Fahim and Kessler for any excise taxes imposed on excess payments (as defined by the Internal Revenue Code) received by them under their employment or change of control agreements. Any severance benefit paid under the change of control provisions is in lieu of any severance benefits that might otherwise be payable to the executive under any employment agreement with the Company.

Other key employees of the Company also have change of control agreements with terms that vary from the terms of the change of control agreements with Drs. Fahim and Kessler. Any new change of control agreement for any employee is subject to review and approval by the Compensation Committee.

By reason of the termination of his employment with the Company, no change of control payments will be owed to Mr. Siegel. No change of control agreement was entered into between the Company and Dr. Hudson.

Severance Payments without a Change of Control.    The Company provides severance benefits to the Named Executive Officers under their employment agreements with the Company that were in effect during fiscal year 2008. These employment agreements (other than Dr. Hudson’s agreements) provide that if the executive is terminated other than for cause or disability during the employment period, or if the employment period is not renewed for an additional employment period on terms no less favorable than those under his existing agreement and the executive terminates his employment with the Company, then he is entitled to receive the following severance benefits: (i) severance pay equal to his base salary as in effect at the time of such termination for 24 months in the case of Dr. Fahim and 18 months in the case of Dr. Kessler, (ii) pro rated bonus compensation, (iii) the continuation of certain fringe benefits for 18 months in the case of Dr. Kessler and in the case of Dr. Fahim, 24 months, (iv) immediate vesting of any non-vested stock options or shares of restricted stock held by the executive, which will be exercisable for 12 months after the termination date, but in no event later than the original option expiration date, and (v) up to $20,000 for executive outplacement services for the benefit of Dr. Fahim and up to $18,000 for executive outplacement services for the benefit of Dr. Kessler. In addition, if Dr. Fahim is terminated prior to the completion or termination of the strategic alternatives process announced in January 2008, he will receive an additional severance equal to six months of base salary and benefit continuation. The obligation of the Company to provide severance benefits is conditioned upon the executive’s execution of a separation agreement containing a release of claims against the Company.

Under Dr. Hudson’s employment agreements, in the event that the Company terminated his employment without cause (including upon the appointment of a permanent Chief Executive Officer), Dr. Hudson would be paid his base salary though the remainder of the term of the agreement and all his incentive cash and equity compensation would vest and be paid in full.

Resignation of Chief Financial Officer

On December 4, 2007, the Company sold its Biologics Strategic Business Unit and Boca Raton, Florida headquarters and other facilities to Biotest and relocation of the Company’s headquarters to Rockville, Maryland. At that time, Jordan Siegel, the Company’s then-Senior Vice President, Finance, Chief Financial Officer and Treasurer, became employed or engaged by both the Company and Biotest. On March 7, 2008, Mr. Siegel entered into a letter agreement with the Company effective February 27, 2008. Under this agreement, because Mr. Siegel continued to serve as the Company’s Chief Financial officer and Chief Accounting Officer through the filing of the Company’s annual report on Form 10-K for fiscal year 2007, (i) he received a one-time cash bonus of $42,900 in lieu of all other bonuses for fiscal year 2008 to which he may have been entitled under the Company’s 2008 VIP Management Incentive Plan, (ii) all of Mr. Siegel’s remaining unvested stock options and restricted stock immediately vested and (iii) all of Mr. Siegel’s stock option agreements were automatically amended to provide that all stock options outstanding under those agreement shall be exercisable for 12 months from the date of his resignation. The Compensation Committee believes that the benefits that Mr. Siegel received under his separation agreement are consistent with the severance benefits to which he was entitled under his employment agreement in the event of a termination of his employment without cause. On March 21, 2008, Mr. Siegel resigned to continue to serve as Chief Financial Officer of Biotest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the foregoing “Compensation Discussion and Analysis,” and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and filed with the Securities and Exchange Commission.

Respectfully submitted by,
The Compensation Committee
Richard A. Harvey, Jr., Chairman
Linda Jenckes
Stephen G. Sudovar

EXECUTIVE COMPENSATION

The following table sets forth information for the fiscal years ended December 30, 2006, December 29, 2007 and December 27, 2008 concerning the compensation paid to each person serving as the Company’s Chief Executive Officer during the last completed fiscal year; each person serving as the Company’s Chief Financial Officer during the last completed fiscal year; the Company’s other executive officers serving at the end of the last completed fiscal year other than the Chief Executive Officer and Chief Financial Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($) (2)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compensation (6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Raafat Fahim, Ph.D.	2008	458,301	—	402,613	139,001	364,000	183,272	1,547,187
President, Chief Executive Officer and Acting Chief Financial Officer	2007	344,505	—	150,333	131,633	266,175	52,142	944,788
	2006	310,546	145,000	100,306	79,755	115,760	75,448	826,815

Leslie Hudson, Ph.D.	2008	64,615	50,000	59,094	—	190,000	45,049	408,759
Former Interim President and Chief Executive Officer	2007	419,077	164,807	238,347	—	25,174	127,710	975,115

Jordan Siegel	2008	78,000	42,900	212,950	—	—	31,976	365,826
Former Senior Vice President of Finance and Administration, Chief Financial Officer and Chief Accounting Officer	2007	317,631	—	187,250	191,125	154,440	56,690	907,136
	2006	167,308	50,000	59,500	19,529	91,080	42,246	429,663

Paul Kessler, Ph.D.	2008	297,808		70,448	118,554	158,065	15,389	660,265
Senior Vice President Clinical, Medical and Regulatory Affairs

(1)	Dr. Hudson resigned as Interim President and Chief Executive Officer in January 2008 and continues to serve as a director through the Annual Meeting; Mr. Siegel resigned his position with the Company in March 2008.

(2)	Includes for certain individuals accrued unused vacation reimbursements which were paid in cash to the executive.

(3)	Consists of (i) retention bonus awarded to Dr. Fahim in 2006 and paid on March 1, 2007; (ii) bonuses awarded to Dr. Hudson in connection with his employment agreements as interim President and Chief Executive Officer; (iii) a sign-on bonus paid to Mr. Siegel in connection with the commencement of his employment in June 2006; and (iv) a one-time cash bonus paid to Mr. Siegel in lieu of all other bonuses for fiscal year 2008 to which he may have been entitled.

(4)	Reflects the dollar amounts recognized for financial statement reporting purposes for the applicable fiscal year ended December 30, 2006, December 29, 2007 or December 27, 2008, in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions made in the calculation of these amounts are included in Notes 10, 8 and 10 to the Company’s audited financial statements for fiscal years 2008, 2007 and 2006, respectively, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for that fiscal year.

(5)	All payments were made under the Company’s VIP Management Incentive Plan other than the payment to Dr. Hudson, which represents his bonus under his second six-month employment agreement.

(6)

Includes for 2008 (i) contributions made by the Company under its 401(k) Plan in the amount of $9,200 on behalf of each of Drs. Fahim, Hudson and Kessler and Mr. Siegel; (ii) automobile allowances of $14,400 to Dr. Fahim; (iii) contributions in the amounts of $15,000 and $6,190 made by the Company on behalf of Drs. Fahim and Kessler, respectively, under the Company’s Supplemental Executive Retirement Plan, which provides the executive with a self-directed insurance or annuity-based retirement plan; (iv) reimbursement of $1,474 paid to Dr. Fahim for taxes payable by him on contributions made by the Company under its Supplemental Executive Retirement Plan; (v) $1,235 and $2,200 representing premiums for supplemental life insurance paid on behalf of Drs. Fahim and Kessler, respectively, and $12,767 representing premiums for supplemental disability insurance paid on behalf of Dr. Fahim; (vi) aggregate per diem reimbursements of $34,380 paid to Dr. Fahim for miscellaneous expenses in connection with his working at the Company’s facility in Rockville, Maryland; (vii) reimbursement of $49,307 paid to Dr. Fahim for hotel, airfare and car rental expenses in connection with working at the Company’s facility in Rockville, Maryland; (viii) reimbursement of $43,017 paid to Dr. Fahim for taxes related to expenses incurred in connection with working at the Company’s facility in Rockville, Maryland; (ix) payment of $7,609 on behalf of Dr. Fahim for legal fees in connection with the negotiation of his employment agreement; and (x) payment of $8,885 to Dr. Fahim as a retroactive salary adjustment.

The following table sets forth each grant of a plan-based award made to each of the Named Executive Officers during fiscal year 2008:

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non Equity Incentive Plan Awards Target ($) (2)	Estimated Future Payouts Under Equity Incentive Plans Awards Target (#) (3)	All Other Stock Awards: Number of Securities Underlying Options	Exercise or Base Price per Share of Option Awards ($) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Raafat E.F. Fahim, Ph.D.			364,000
	1/22/08	1/16/2008		57,000			214,890
	4/1/08	3/20/2008		115,000		3.95
	4/1/08	3/20/2008		45,000			177,750
Paul D. Kessler M.D.			159,500
	4/1/08	3/20/2008		90,000		3.95
	4/1/08	3/20/2008		30,000			118,500
Leslie Hudson, Ph.D.			—
	5/7/08	5/6/2008		20,000

(1)	Date approved by the Compensation Committee.

(2)	Awards to Drs. Fahim and Kessler reflect their participation in the 2008 VIP Management Incentive Plan. This plan is described under “Compensation Discussion and Analysis—Annual Cash Compensation—2008 VIP Management Incentive Plan Structure and Performance Measures” and “—2007 VIP Management Incentive Plan Payments.” Mr. Siegel received a one-time cash bonus of $42,900 in lieu of all other bonuses for fiscal year 2008 to which he may be entitled under the Company’s 2008 VIP Management Incentive Plan.

(3)	Consists of awards made under the 2007 Omnibus Plan. These awards are described under “Compensation Discussion and Analysis—Equity Incentive Compensation.” Dr. Hudson’s award was made for his service as a director.

(4)	The exercise price for all stock options is equal to the fair market value of the Company’s Common Stock on the date of grant.

(5)	Determined in accordance with SFAS No. 123R. Assumptions made in the calculation of these amounts are included in Note 10 to the Company’s audited financial statements for the fiscal year ended December 27, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2009.

Description of Plan-Based Awards

The terms of the “non-equity incentive plan” awards reflected in the Grants of Plan-Based Awards table are described in the “Compensation Discussion and Analysis” above.

Each of the equity-based awards granted during fiscal year 2008 and reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2007 Omnibus Plan. The 2007 Omnibus Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits.

The terms of the 2007 Omnibus Plan are further described under “Securities Authorized for Issuance Under Equity Compensation Plans—2007 Omnibus Equity and Incentive Plan” above.

Options

Each option granted during fiscal year 2008 and reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of the Company’s Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2007 Omnibus Plan and the Company’s option grant practices, the fair market value is equal to the closing price of a share of the Company’s Common Stock on the applicable grant date.

Each option granted to our Named Executive Officers in fiscal year 2008 other than to Dr. Hudson is subject to a four-year vesting schedule, with 25% of the option vesting on January 2, 2009 and on each of the next three anniversaries of the grant date. Dr. Hudson’s award was made for his services as a director. See “Director Compensation” below. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in fiscal year 2008 has a term of seven years. Subject to any accelerated vesting that may apply in a change of control transaction or a termination of employment without cause or for good reason, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will have 90 days to exercise the vested portion of the option following a termination of employment. The option (whether or not vested) will immediately terminate if the Named Executive Officer is terminated by the Company for cause.

The options granted to Named Executive Officers during fiscal year 2008 do not include any dividend rights.

Restricted Stock

The shares of restricted stock awarded to our Named Executive Officers during fiscal year 2008 are subject to a four-year vesting schedule subject to the Named Executive Officer’s continued employment with the Company through the vesting date, except that 50,000 of the shares awarded to Dr. Fahim in January 2008 were fully vested when awarded and 7,000 shares vested on the first anniversary of the date of grant. The Named Executive Officer does not have the right to dispose of the shares of restricted stock, but does have the right to vote and receive dividends (if any) paid by the Company.

The following table sets forth certain information concerning the number and value of unvested Common Stock awards and shares of Common Stock subject to options held by the Named Executive Officers as of December 27, 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 27, 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested	Market Value of Shares or Units of Stock that have Not Vested ($)
Raafat E.F. Fahim, Ph.D.	40,000			5.60	3/10/13	37,859	123,420
	43,116			14.92	3/24/14	13,334	43,469
	8,143			16.65	5/14/14	22,500	73,350
	160,000			15.56	11/11/14	7,000	22,820
		54,345	(1)	3.83	2/24/16	45,000	146,700
	22,500	67,500	(2)	5.20	5/18/14
		115,000	(3)	3.95	4/1/15

Paul D. Kessler M.D.	10,000			12.06	3/14/15	14,360	46,814
	15,000			11.49	5/16/15	22,500	73,350
		20,613	(1)	3.83	2/24/16	30,000	97,800
	7,500	7,500	(4)	5.65	5/25/13
	22,500	67,500	(2)	5.20	5/18/14
		90,000	(3)	3.95	4/1/15

Jordan I. Siegel	40,000			5.10	3/28/09
	90,000			5.20	3/28/09

Leslie Hudson, Ph.D.	18,000			14.14	8/18/15
	12,000			6.30	5/12/16
	10,000	10,000	(5)	3.84	5/7/15

(1)	Awards vested in full on March 1, 2009.
(2)	Awards vest in four equal installments on January 2, 2008, January 2, 2009, January 2, 2010 and January 2, 2011.
(3)	Award vests in four equal annual installments beginning on April 1, 2009.
(4)	Awards vest in four equal installments beginning on May 25, 2007.
(5)	Award vests in four equal installments on August 7, 2008, November 7, 2008, February 7, 2009 and May 7, 2009.

The following table sets forth information concerning any option exercises or stock awards that vested for each Named Executive Officer during fiscal year 2008.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2008

Name	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized Upon Vesting ($)
Raafat E.F. Fahim, Ph.D.			70,833	271,857
Paul D. Kessler M.D.			7,500	28,425
Jordan I. Siegel			90,000	329,635
Leslie Hudson, Ph.D.			68,000	256,360

Potential Payments Upon Termination of Employment or Change of Control

Potential Payments Under Employment Agreements.    The Company provides severance benefits to the Named Executive Officers under their employment agreements with the Company that were in effect during fiscal year 2008. These employment agreements (other than Dr. Hudson’s agreements) provide that if the executive is terminated other than for cause or disability during the employment period, if the employment period is not renewed for an additional employment period on terms no less favorable than those under his existing agreement and the executive terminates his employment with the Company, or if the executive terminates his employment for good reason (in the case of Dr. Fahim), then he is entitled to receive the following severance benefits: (i) severance pay equal to his base salary as in effect at the time of such termination for 24 months in the case of Dr. Fahim and 18 months in the case of Dr. Kessler, (ii) pro rated bonus compensation, (iii) the continuation of certain fringe benefits for 24 months in the case of Dr. Fahim and 18 months in the case of Dr. Kessler, (iv) immediate vesting of any non-vested stock options or shares of restricted stock held by the executive, which will be exercisable for 12 months after the termination date, but in no event later than the original option expiration date, and (v) up to $20,000 for executive outplacement services for the benefit of Dr. Fahim and up to $18,000 for executive outplacement services for the benefit of Dr. Kessler. Dr. Fahim is entitled to receive the continuation of certain fringe benefits for 30 months if he is terminated prior to the completion or termination of the strategic alternatives process announced in January 2008. The obligation of the Company to provide severance benefits is conditioned upon the executive’s execution of a separation agreement containing a release of claims against the Company.

Under Dr. Hudson’s six-month employment agreement dated August 16, 2007, in the event that the Company terminated his employment without cause (including upon the appointment of a permanent Chief Executive Officer), Dr. Hudson would be paid his base salary though the remainder of the term of the agreement and all his incentive cash and equity compensation would vest and be paid in full.

The following table sets forth potential payments and benefits to the Named Executive Officers upon termination of employment without cause, or termination for good reason (in the case of Dr. Fahim), not in connection with a change in control of the Company pursuant to the terms of the each officer’s employment agreement with the Company, assuming a termination on December 27, 2008.

Name	Severance payments (1)	Bonus Payments (2)	Accelerated Awards (3)	Continued and Accrued Benefits (4)	Tax Gross-Up Payments (5)	Other Perquisites (6)	Total
Raafat E.F. Fahim, Ph.D.	$910,000	$364,000	$409,759	$65,952	$23,524	$126,013	$1,899,248
Paul D. Kessler, M.D.	$435,000	$159,500	$217,964	$47,506	$18,819	$55,032	$933,821

(1)	Consists of a multiple of the Named Executive Officer’s base salary, determined in accordance with each Named Executive Officer’s employment agreement with the Company.

(2)	Assumes the bonus earned in the year of termination under the VIP Management Incentive Plan was equal to 100% of the target bonus.

(3)	Represents the value of awards of shares of restricted Common Stock and options to purchase shares of Common Stock held by the Named Executive Officer on the date of termination as to which vesting would accelerate. Assumes a Common Stock price of $3.26.

(4)	Consists of some or all of (i) the value of continued health, dental, disability and life insurance, and (ii) payments for any unused vacation and sick time accrued by the Named Executive Officer on the date of termination.

(5)	Consists of reimbursements for taxes payable by the Named Executive Officer on contributions made by the Company on the officer’s behalf under its Supplemental Executive Retirement Plan and grossed-up reimbursement for excess taxes on excise payments (as defined by the Internal Revenue Code).

(6)	Consists of some of or all of (i) reimbursement for automobile allowances, financial planning and outplacement expenses, (ii) reimbursement for premiums for payable under the Company’s Supplemental Executive Retirement Program, supplemental disability insurance policy and supplemental life insurance policy, and (iii) matching contributions under the Company’s 401(k) Plan.

Assuming a voluntary resignation on December 27, 2008 not in connection with a change of control of the Company, under his employment agreement with the Company Dr. Fahim would be entitled to receive a payment of $364,000 for the bonus amounts earned under the VIP Management Incentive Plan. Drs. Fahim and Kessler have 90 days following the termination of their employment within which to exercise any stock options vested as of the termination date.

Under Dr. Fahim’s employment agreement, if he is terminated prior to the completion or termination of the strategic alternatives process, then he is entitled to receive the following severance benefits: (i) severance pay equal to his base salary as in effect at the time of such termination, (ii) pro rated bonus compensation, and (iii) the continuation of certain fringe benefits for 30 months. The following table sets forth potential payments and benefits to Dr. Fahim upon termination of employment prior to the completion or termination of the strategic alternatives process, assuming a termination on December 28, 2008:

Name	Severance payments (1)	Bonus Payments (2)	Accelerated Awards (3)	Continued and Accrued Benefits (4)	Tax Gross-Up Payments (5)	Other Perquisites (6)	Total
Raafat E.F. Fahim, Ph.D.	$1,137,500	$364,000	$409,759	$78,065	$29,405	$152,706	$2,171,434

(1)	Consists of a multiple of the Named Executive Officer’s base salary, determined in accordance with each Named Executive Officer’s employment agreement with the Company.

(2)	Assumes the bonus earned in the year of termination under the VIP Management Incentive Plan was equal to 100% of the target bonus.

(3)	Represents the value of awards of shares of restricted Common Stock and options to purchase shares of Common Stock held by the Named Executive Officer on the date of termination as to which vesting would accelerate. Assumes a Common Stock price of $3.26.

(4)	Consists of (i) the value of continued health, dental, disability and life insurance, and (ii) payments for any unused vacation and sick time accrued by the Named Executive Officer on the date of termination.

(5)	Consists of reimbursements for taxes payable by the Named Executive Officer on contributions made by the Company on the officer’s behalf under its Supplemental Executive Retirement Plan and grossed-up reimbursement for excise taxes on excess payments (as defined by the Internal Revenue Code).

(6)	Consists of (i) reimbursement for automobile allowances, financial planning and outplacement expenses, (ii) reimbursement for premiums for payable under the Company’s Supplemental Executive Retirement Program, supplemental disability insurance policy and supplemental life insurance policy, and (iii) matching contributions under the Company’s 401(k) Plan.

Potential Payments Under Change of Control Severance Agreements.    The Company has entered into agreements with Drs. Fahim and Kessler providing for the payment of severance benefits in the event of a qualifying termination of employment following a change of control of the Company in order to remove any personal financial concerns an executive may have when evaluating a potential transaction, and to allow them to focus on maximizing value for the Company’s stockholders.

Under the agreements, Drs. Fahim and Kessler are entitled to receive a lump sum payment equal to two and one-half times and two times, respectively, the sum of annual base salary and target bonus for the year in which the change of control occurs. Drs. Fahim and Kessler are also entitled to receive the continuation of benefits under the Company’s employee benefit plans (including medical, dental, disability, and life insurance and car allowance programs) for 24 months and 12 months, respectively. In addition, all outstanding equity awards vest upon a change in control of the Company and, in the case of options, remain exercisable for 12 months. The Company has agreed to pay up to $20,000 for executive outplacement services for the benefit of Dr. Fahim and up to $18,000 for executive outplacement services for the benefit of Dr. Kessler and make gross-up payments on behalf of Drs. Fahim and Kessler for any excise taxes imposed on excess payments (as defined by the Internal Revenue Code) received by them under their employment or change of control agreements. Any severance benefit paid under the change of control provisions is in lieu of any severance benefits that might otherwise be payable to the executive under any employment agreement with the Company.

The Compensation Committee believes that these agreements are necessary given the volatility and uncertainty inherent in the Company’s business and future prospects. Any new change of control agreement for any employee is subject to review and approval by the Compensation Committee.

The following table sets forth potential payments and benefits to the Named Executive Officers upon termination of employment without cause in connection with a change in control of the Company pursuant to the terms of each officer’s employment agreement with the Company, assuming a termination on December 27, 2008.

Name	Severance payments (1)	Bonus Payments (2)	Accelerated Awards (3)	Continued and Accrued Benefits (4)	Tax Gross-Up Payments (5)	Other Perquisites (6)	Total
Raafat E.F. Fahim, Ph.D.	$1,137,500	$1,160,000	$409,759	$65,952	$1,616,782	$126,013	$4,516,006
Paul D. Kessler, M.D.	$580,000	$319,000	$217,964	$35,392	$625,138	$40,832	$1,818,326

(1)	Consists of a multiple of the Named Executive Officer’s base salary, determined in accordance with each Named Executive Officer’s employment agreement with the Company.

(2)	Assumes the bonus earned in the year of termination under the VIP Management Incentive Plan was equal to 100% of the target bonus.

(3)	Represents the value of awards of shares of restricted Common Stock and options to purchase shares of Common Stock held by the Named Executive Officer on the date of termination as to which vesting would accelerate. Assumes a Common Stock price of $3.26.

(4)	Consists of some or all of (i) the value of continued health, dental, disability and life insurance, and (ii) payments for any unused vacation and sick time accrued by the Named Executive Officer on the date of termination.

(5)	Consists of reimbursements for taxes payable by the Named Executive Officer on contributions made by the Company on the officer’s behalf under its Supplemental Executive Retirement Plan and grossed-up reimbursement for excise taxes on excess payments (as defined by the Internal Revenue Code).

(6)	Consists of some of or all of (i) reimbursement for automobile allowances, financial planning and outplacement expenses, (ii) reimbursement for premiums for payable under the Company’s Supplemental Executive Retirement Program, supplemental disability insurance policy and supplemental life insurance policy, and (iii) matching contributions under the Company’s 401(k) Plan.

The potential amounts of payments and benefits upon termination of employment without cause or in connection with a change of control disclosed above are estimates only and do not necessarily reflect (except as otherwise indicated) the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment or change of control were to occur.

Director Compensation

Under the Company’s compensation policy for non-employee directors, each non-employee director (other than the non-executive Chairman of the Board) receives an annual retainer of $20,000 plus a fee of $1,500 for each Board and committee meeting attended by the director (whether the meeting is in person or by conference telephone). The non-executive Chairman of the Board of Directors receives an annual retainer of $80,000. Currently, each member of a standing committee receives an annual retainer of $2,500, and each chairman of a standing committee receives an annual retainer of $7,500, except that the chairman of the Audit Committee receives an annual retainer of $10,000. During fiscal year 2008, the Board approved the payment of $65,000 to Mr. Davis for his service as the Board’s liaison with the Company’s management in connection with its exploration of strategic alternatives and stock and convertible note repurchase programs. Fees are paid for attendance at committee meetings even if they are held on the same day as Board meetings. Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Each non-employee director may elect to be paid his or her annual retainer, in whole or in part, in shares of Common Stock in lieu of cash, and each non-employee director is eligible to receive an option to purchase shares of Common Stock upon his or her initial election to the Board and each reelection to the Board at any meeting of stockholders. Awards are made under the 2007 Omnibus Plan. The number of shares of Common Stock underlying such options is determined by the Board of Directors at the time of grant in its sole discretion. The options have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options become exercisable quarterly over a 12 month period after the date of grant, and the options expire seven years after the date of grant. To the extent that options are exercisable on the date that a director’s service on the board terminates, they will remain exercisable for 12 months after such termination, but in no event later than the original option expiration date. In May 2008, the Company granted options to purchase 20,000 shares of Common Stock to each of its non-employee directors, except the Chairman of the Board who received an option to purchase 40,000 shares of Common Stock.

The following table sets forth compensation actually paid, earned or accrued during fiscal year 2008 by the Company’s directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Jason Aryeh	52,000	52,200	104,200
David L. Castaldi	71,000	52,200	123,200
Geoffrey F. Cox, Ph.D.	96,500	104,400	200,900
Peter B. Davis	124,500	52,200	176,700
Richard A. Harvey, Jr.	77,000	52,200	129,200
Leslie Hudson, Ph.D.	35,240	52,200	87,440
Linda Jenckes	56,500	52,200	108,700
Timothy P. Lynch	61,000	52,200	113,200
Stephen G. Sudovar	67,000	52,200	119,200

(1)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 27, 2008, also the grant date fair value of each award, computed in accordance with SFAS No. 123R excluding the impact of estimated forfeitures related to service-based vesting conditions. As of December 27, 2008, Messrs. Aryeh, Davis and Lynch each held options to purchase 58,000 shares of Common Stock, Messrs. Castaldi, Harvey, and Sudovar, and Ms. Jenckes each held options to purchase 74,000 shares of Common Stock, and Dr. Cox held options to purchase 114,000 shares of Common Stock.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Committee is composed of three directors, each of whom is independent as defined in the Nasdaq Marketplace Rules. The Committee operates under a written charter most recently amended and approved by the Board of Directors in February 2008. A copy of this charter is available on the Company’s website at http://www.nabi.com. David Castaldi, Peter Davis and Timothy P. Lynch have each been designated by the Board of Directors as an audit committee financial expert, as defined under the federal securities laws.

Management is responsible for the Company’s financial statements and financial reporting process, including the Company’s internal controls. The Company’s principal independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and issuing reports thereon. Although the Audit Committee is responsible for overseeing these processes, it does not prepare or audit the Company’s financial statements and audit controls or certify that they are complete or accurate or design or audit internal control over financial reporting.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended December 27, 2008, with management and Ernst & Young LLP. The Audit Committee met with Ernst & Young LLP without management present on four occasions in 2008, and has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect, which includes, among other items, matters relating to the conduct of an audit of financial statements. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, as currently in effect, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s principal independent registered public accounting firm for the current fiscal year. The Audit Committee or its chairman pre-approves auditing and non-audit services (except de minimis non-audit services and auditing services within the scope of an approved engagement of the auditor) provided to the Company by Ernst & Young LLP. There were no non-de minimis non-audit services or auditing services provided to the Company in 2008 that were not approved by the Audit Committee or its chairman.

The Audit Committee has adopted procedures to investigate and resolve any complaints received by the Company concerning accounting, internal accounting controls, or auditing matters or theft or fraud, including any claim of retaliation for providing information to or otherwise assisting the Audit Committee. Any submissions by the Company’s employees are received and maintained in a manner that assures confidentiality without compromising the submitter’s anonymity, if so requested by the submitter.

In early 2008, the Audit Committee approved a revised, written Internal Audit Charter for the Company’s internal audit function. The Audit Committee is responsible for reviewing the scope and results of the internal audit function, including its charter, organization and plans.

Respectfully submitted by,
The Audit Committee David L. Castaldi, Chairman Peter B. Davis Timothy P. Lynch

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has approved the engagement of Ernst & Young LLP to be the Company’s independent registered public accounting firm for the 2009 fiscal year, subject to the ratification of the engagement by the Company’s stockholders. At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of Ernst & Young LLP for the Company’s fiscal year ending December 26, 2009. Ernst & Young LLP served as the Company’s principal independent registered public accounting firm for the fiscal year ended December 27, 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

Under the Company’s by-laws, the affirmative vote of a majority of the votes properly cast on this proposal will be required to approve the ratification of the engagement of Ernst & Young LLP to be the Company’s independent registered public accounting firm for the 2009 fiscal year. Abstentions and broker non-votes will have no effect on this proposal.

Additional Audit Information

The following table sets forth the aggregate fees and expenses billed by Ernst & Young LLP for each of the Company’s last two fiscal years.

	2008		2007*
Audit Fees	$463,742	(1)	$1,245,958	(1)
Audit-Related Fees	0		77,339	(2)
All Other Fees	0		0

Total Fees	$463,742		$1,323,297

*	Amounts adjusted to reflect actual billings for the audit of the Company’s financial statements for fiscal year 2008 and subscription to accounting research tool.

(1)	Includes fees and expenses billed in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consists of fees and expenses billed for employee benefit plan audits.

The Audit Committee or its Chairman pre-approves all auditing and non-audit services (except de minimis non-audit services and auditing services within the scope of an approved engagement of the auditor) provided to the Company by the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 1, 2009 as to the Common Stock beneficially owned by (i) all directors and nominees, (ii) each Named Executive Officer, (iii) current directors and executive officers of the Company as a group, and (iv) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock. Unless otherwise noted, this information has been provided by the persons named in the table.

	Amount of Beneficial Ownership (1)		Percentage
Directors and Nominees
Jason M. Aryeh	1,290,650	(2)	2.49%
David L. Castaldi	129,189	(3)	*
Geoffrey F. Cox, Ph.D.	137,771	(4)	*
Peter Davis	65,814	(5)	*
Richard A. Harvey, Jr.	104,996	(6)	*
Linda Jenckes	95,747	(7)	*
Timothy P. Lynch	61,846	(8)	*
Stephen G. Sudovar	82,362	(9)	*

Named Executive Officers
Raafat E.F. Fahim, Ph.D.	623,614	(10)	1.20%
Leslie Hudson, Ph.D.	129,759	(11)	*
Jordan I. Siegel	—		*
Paul D. Kessler, Ph.D.	200,603	(12)	*

Current Directors and Executive Officers as a group (11 persons)	2,922,351	(13)	5.54%

5% Beneficial Owners
Third Point LLC 390 Park Avenue New York, NY 10022	6,890,000	(14)	13.33%
Renaissance Technologies LLC 300 Third Avenue New York, NY 10022	2,866,804	(15)	5.55%
David M. Knott and Dorsett Management Corporation 485 Underhill Blvd., Suite 205 Syosset, NY 11791	5,265,453	(16)	10.19%
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	3,699,873	(17)	7.16%
DellaCamera Capital Master Fund, Ltd. 200 Park Avenue, Suite 3300 New York, NY 10166	3,358,838	(18)	6.50%

*	Less than 1%

(1)	Unless otherwise noted, the nature of beneficial ownership consists of sole voting and investment power. No director or named executive officer has pledge any of his or her Common Stock as security.

(2)

Consists of (i) shares beneficially owned by Jason Aryeh through his relationship with JALAA Equities, LP, JLV Investments, LP, the Jason Aryeh Trust, the Jason Aryeh 2003 Family Trust, the Jason Aryeh IRA, and Ann Schroeder (collectively, the “Aryeh Entities”). Mr. Aryeh disclaims beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest he may have therein; and (ii) 58,000 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 31, 2009.

(3)	Consists of (i) 49,189 shares of Common Stock owned by Mr. Castaldi; (ii) 6,200 shares of Common Stock owned by Mr. Castaldi’s wife and daughters; and (iii) 74,000 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 31, 2009.

(4)	Consists of (i) 23,771 shares of Common Stock owned directly by Dr. Cox and (ii) 114,000 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 31, 2009.

(5)	Consists of (i) 7,814 shares of Common Stock owned by the Davis Family Trust dated August 29, 1996, of which Mr. Davis is a Trustee and (ii) 58,000 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 31, 2009.

(6)	Consists of (i) 30,996 shares of Common Stock owned by jointly by Mr. Harvey and his wife and (ii) 74,000 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 31, 2009.

(7)	Consists of (i) 21,747 shares of Common Stock owned by Ms. Jenckes and (ii) 74,000 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 31, 2009.

(8)	Consists of (i) 3,846 shares held directly by Mr. Lynch and (ii) 58,000 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 31, 2009.

(9)	Consists of (i) Consists of 8,362 shares of Common Stock owned by Mr. Sudovar and (ii) 74,000 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 31, 2009.

(10)	Consists of (i) 146,676 shares of Common Stock owned by Dr. Fahim, (ii) 1,000 shares held jointly with Dr. Fahim’s spouse, (iii) 125,334 shares of restricted Common Stock which are subject to future vesting but which may be voted and (iv) 350,604 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 31, 2009.

(11)	Consists of (i) 79,759 shares of Common Stock held directly by Dr. Hudson and (ii) 50,000 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 31, 2009.

(12)	Consists of (i) 34,380 shares of Common Stock owned by Dr. Kessler, (ii) 66,860 shares of restricted Common Stock which are subject to future vesting but which may be voted and (iii) 99,363 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 31, 2009.

(13)	See notes 2 though 12

(14)	The information in the table and this note is derived from an amendment to Schedule 13D filed with the SEC on January 5, 2009 by Third Point LLC, which holds shared voting and investment power.

(15)	The information in the table and this note is derived from a Schedule 13G filed with the SEC on February 12, 2009 by Renaissance Technologies LLC and John H. Simons, which share sole voting and investment power.

(16)	The information in the table and this note is derived from an amendment to Schedule 13D filed with the SEC on January 27, 2009 by David M. Knott and Dorset Management Corporation, which share sole voting and investment power.

(17)	The information in the table and this note is derived from a Schedule 13G filed with the SEC on February 12, 2009 by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global

Investors, Ltd., Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG, which (i)(a) share sole voting power for 3,418,458 shares of Common Stock and (b) share sole investment power for 3,699,873 shares of Common Stock and (ii) are held in trust accounts for the economic benefit of the beneficiaries of said accounts.

(18)	The information in the table and this note is derived from an amendment to a Schedule 13D filed with the SEC on February 28, 2008 by DellaCamera Capital Master Fund, Ltd., DellaCamera Capital Fund, Ltd., DellaCamera Capital Management, LLC, Ralph DellaCamera, Jr., Andrew Kurtz and Vincent Spinnato, which share the power to vote and dispose of the shares of Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and written representations from reporting persons that no Form 5 is required, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year, except that, each of the Company’s directors (other than Dr. Fahim) reported equity awards made on May 7, 2008 in Form 4s filed in June 2008 and Drs. Fahim and Kessler reported equity awards made on April 1, 2008 in Form 5s filed on February 9, 2009.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Under the federal securities laws, the deadline for submitting stockholder proposals for inclusion in the Company’s proxy statement and form of proxy for the Company’s next annual meeting is December 23, 2009. Under the Company’s by-laws, notice of a stockholder proposal is considered untimely unless it is delivered to or mailed and received at the principal executive offices of the Company not later than 90 days before the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, then notice by the stockholder, to be timely, must be received no later than the close of business on the tenth day after such notice of the meeting date was mailed or such prior public disclosure was made.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each stockholder entitled to vote at the Annual Meeting, on the written request of such stockholder, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008, including the financial statements and the financial statement schedules, required to be filed with the Securities and Exchange Commission. Written requests must be directed to Greg Fries, Manager, Investor Relations, Nabi Biopharmaceuticals, 12276 Wilkins Avenue, Rockville, Maryland 20852. The Company’s Annual Report on Form 10-K is also available free of charge through the Company’s website at http://www.nabi.com.

SEPARATE COPIES FOR BENEFICIAL HOLDERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address and the Company may deliver only one proxy statement or annual report to multiple security holders sharing an address unless the Company has received contrary instructions from one or more security holders. The Company will promptly deliver a separate copy of this proxy statement to any such beneficial owner that requests a separate copy by sending a request to

Nabi Biopharmaceuticals, 12276 Wilkins Avenue, Rockville, Maryland 20852, Attention: Corporate Secretary or by calling 301-770-3099. Beneficial owners who share an address and receive multiple copies of the Company’s annual report and proxy statements may request one copy of each document by contacting the Company in the manner described above.

OTHER MATTERS

The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting. However, if any such matter is presented for action, your proxy will confer discretionary authority to vote on the matter if the Company did not receive timely notice of the matter in accordance with the Company’s by-laws.

SOLICITATION OF PROXIES

The Company will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers, and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation materials to beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such custodians, nominees, and fiduciaries for reasonable expenses incurred by them in connection therewith.

By Order of the Board of Directors,

Constantine Alexander
Secretary

April 22, 2009

ANNUAL MEETING OF STOCKHOLDERS OF

NABI BIOPHARMACEUTICALS

May 22, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access Òvww.voteproxy.eomÓ and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting

ACCOUNT NUMBER

MAIL - Sign date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=1 00445&p=proxy

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢ 20930000000000000000 3	052209

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Vote on Directors For the election of all nominees listed below (except as indicated):			2.	Vote on Proposal For the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2009	FOR AGAINST ABSTAIN ☐ ☐ ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Jason M. Aryeh O David L. Castaldi O Geoffrey F. Cox, Ph.D. O Peter B. Davis O Raafat E.F Fahim O Richard A. Harvey, Jr. O Linda Jenckes O Timothy P. Lynch O Stephen G. Sudovar
THE PROXY, WHEN PROPERLY EXECUTED. WILL BE VOTED IN THE MANNER SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
¢			¢

☐                        ¢

NABI BIOPHARMACEUTICALS

12276 Wilkins Avenue, Rockville, Maryland 20852

Annual Meeting of Stockholders to be held on May 22, 2009

This Proxy is Solicited on Behalf of the Board of Directors, which Recommends

Approval of the Proposals Contained Herein

The undersigned hereby appoint(s) Darlene Flaim and Paul Kessler, M.D., and each of them, as Proxies of the undersigned, with full power of substitution, to vote, as designated herein, all shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Nabi Biopharmaceuticals (the “Company”), to be held on May 22, 2009 at 10:00 a.m., local time, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland, and all adjournments and postponements thereof (the “Meeting”). The undersigned acknowledge(s) receipt of the Company’s Proxy Statement. The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such matters, other than the business set forth herein, as may properly come before the Meeting for which the Company did not receive timely notice of the matter in accordance with the Company’s by-laws; (ii) with respect to the election of directors in the event that any of the nominees is unable to serve or for good cause will not serve; and (iii) with respect to such other matters upon which discretionary authority may be conferred. If shares of the Company’s Common Stock are issued to or held for the account of the undersigned under any of the Company’s employee benefit plans and voting rights are attached to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby direct(s) the respective fiduciary of each applicable Voting Plan to vote all shares of the Company’s Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein at the Meeting on all matters properly coming before the Meeting, including but not limited to the matters set forth on the reverse side.

¢	(Continued and to be signed on the reverse side)	14475 ¢